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                                 EXHIBIT 22.1
























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                                 EXHIBIT 22.1

                        SUBSIDIARIES OF THE REGISTRANT

                                       State or Province        Percentage
               Subsidiary               of Incorporation           Owned
-------------------------------------   ----------------        ----------

Unit Drilling and Exploration Company       Delaware               100%

Mountain Front Pipeline Company, Inc.       Oklahoma               100%

Unit Drilling Company                       Oklahoma               100%

Unit Petroleum Company (1)                  Oklahoma               100%

Petroleum Supply Company                    Oklahoma               100%

Unit Energy Canada, Inc.                     Alberta               100%

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(1)   Unit Petroleum Company owns 100% of one subsidiary corporation, namely:

        Unit Texas Company                  Oklahoma